UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2021

POLARITYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32404	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1960 S. 4250 West, Salt Lake City, UT 84104

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (800) 560-3983

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001	PTE	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐.

Item 8.01	Other Events

IND Submission

On July 23, 2021, PolarityTE, Inc. (we,” “us,” “our,” “the Company,” and “PolarityTE”) submitted through its subsidiary, PolarityTE MD, Inc., an investigational new drug application (“IND”) to the United States Food and Drug Administration (the “FDA”) for its skin regenerative tissue product, SkinTE1. We issued a press release regarding the submission on July 26, 2021, titled “PolarityTE Submits Investigational New Drug Application for SkinTE® in Chronic Cutaneous Ulcers.” SkinTE was previously registered and sold under Section 361 of the Public Health Service Act and Part 1271 of Title 21 of the Code of Federal Regulations. At the end of May 2021, we ceased selling and manufacturing SkinTE and subsequently eliminated our commercial sales team and deregistered our facility as a tissue manufacturing facility.

The proposed therapeutic indication listed in the IND for SkinTE is chronic cutaneous ulcers. The IND proposes an initial Phase 2/3 clinical trial described as a multi-center, prospective, randomized controlled trial evaluating the effects of SkinTE in the treatment of full-thickness diabetic foot ulcers (the “DFU Trial”). As proposed, we will seek to qualify approximately 20 sites for the DFU Trial and enroll 100 subjects, and the estimated length of the DFU Trial is approximately 32 months from commencement after acceptance of our IND by the FDA, assuming the IND is accepted. It should be noted that the design and parameters of the DFU Trial could change as a result of the FDA’s response to our IND. The IND includes a proposal for a second clinical trial for diabetic foot ulcer or another form of chronic cutaneous ulcer, such as venous leg ulcer or pressure ulcer, which we plan to determine through a dialogue with the FDA. In June 2021, we engaged a contract research organization to provide services for the DFU Trial at a cost of approximately $5.0 million payable in stages upon the attainment of certain milestones over the nearly three-year term of the DFU Trial. Our expectation is that the second clinical trial would be similar to the DFU Trial with respect to size, length of time to complete, and cost.

Governmental Regulation

FDA Regulation and Marketing Approval

In the U.S., the FDA regulates drug products, biological products, and medical devices under the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act, and other federal regulations. These FDA-regulated products are also subject to state and local statutes and regulations, as well as applicable laws or regulations in foreign countries. The FDA, and comparable regulatory agencies in state and local jurisdictions and in foreign countries, impose substantial requirements on the research, development, testing, manufacture, quality control, labeling, packaging, storage, distribution, record-keeping, approval, post-approval monitoring, advertising, promotion, marketing, sampling, and import and export of FDA-regulated products. Failure to comply with the applicable requirements at any time during the development process, approval process, or after approval may subject an applicant to administrative or judicial sanctions or suspension of development or non-approval of product candidates. These sanctions could include a clinical hold on clinical trials, FDA’s refusal to approve pending applications or related supplements, withdrawal of an approval, untitled or warning letters, product recalls, product seizures, important detentions or export restrictions, total or partial suspension of production or distribution, injunctions, fines, restitution, disgorgement, civil penalties, or criminal prosecution. Such actions by government agencies could also require us to expend a large number of resources to respond to the actions. Any agency or judicial enforcement action could have a material adverse effect on us.

IND and Clinical Trials of Drug and Biological Products

Prior to commencing a human clinical trial of a drug or biological product, an IND application, which contains the results of preclinical studies and relevant clinical studies or other human experience along with other information, such as information about product chemistry, manufacturing, and controls and a proposed protocol, must be submitted to the FDA. An IND is a request for authorization from the FDA to administer an investigational drug or biological product to humans. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA within the 30-day time period raises concerns or questions about the conduct of the clinical trial. In such a case, the IND sponsor must resolve any outstanding concerns with the FDA before the clinical trial may begin. A separate submission to the existing IND must be made for each successive clinical trial to be conducted during development of the drug or biologic.

1 SkinTE is a registered trademark of PolarityTE. Solely for convenience, the trademark may be referred to in this report without the ® symbol, but such references should not be construed as any indicator that we will not assert, to the fullest extent under applicable law, our rights thereto.

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An independent Institutional Review Board (“IRB”) must review and approve the investigational plan for the trial before it commences at each site. Informed written consent must be obtained from each trial subject.

Human clinical trials for drug and biological products typically are conducted in sequential phases that may overlap:

●	Phase 1 - the investigational drug/biologic is given initially to healthy human subjects with the target disease or condition in order to determine metabolism and pharmacologic actions of the drug in humans, side effects and, if possible, to gain early evidence on effectiveness. During Phase 1 clinical trials, sufficient information about the investigational drug/biologic’s pharmacokinetics and pharmacologic effects may be obtained to permit the design of well-controlled and scientifically valid Phase 2 clinical trials.

●	Phase 2 - clinical trials are conducted to evaluate the effectiveness of the drug/biologic for a particular indication or in a limited number of trial subjects in the target population to identify possible adverse effects and safety risks, to determine the efficacy of the drug/biologic for specific targeted diseases and to determine dosage tolerance and optimal dosage. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

●	Phase 2 - clinical trials are conducted in an expanded trial subject population to further evaluate dosage, effectiveness and safety, to establish the overall benefit-risk relationship of the investigational drug/biologic, and to provide an adequate basis for product labeling and approval by the FDA. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug or biologic in an expanded trial subject population at multiple clinical trial sites.

All clinical trials must be conducted in accordance with FDA regulations, including good clinical practice (“GCP”) requirements, which are intended to protect the rights, safety, and well-being of trial participants, define the roles of clinical trial sponsors, investigators, administrators, and monitors, and ensure clinical trial data integrity. Regulatory authorities, including the FDA, an IRB, a data safety monitoring board, or the sponsor, may suspend or terminate a clinical trial at any time on various grounds, including, among other reasons, a finding that the participants are being exposed to an unacceptable health risk or that the clinical trial is not being conducted in accordance with FDA requirements.

During the development of a new drug or biologic, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2 clinical trials, and before a New Drug Application (“NDA”) or Biologics License Application (“BLA”) is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the end-of-Phase 2 clinical trials meetings to discuss their Phase 2 clinical trials results and present their plans for the pivotal Phase 3 registration trial that they believe will support approval of the new drug/biologic.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including drugs, biologics, and devices, are required to register and disclose certain clinical trial information. Information related to the product, trial subject population, phase of investigation, study sites and investigators, and other aspects of the clinical trial, is made public as part of the registration. Sponsors also are obligated to disclose the results of their clinical trials, including the study protocol and statistical analysis plan, after completion. Disclosure of the clinical trial results can be delayed until the new product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding our development programs.

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The BLA Approval Process

SkinTE is an autologous product, meaning it is derived from the cells and tissues of the individual to be treated with the product, and FDA’s feedback to the Company was that SkinTE falls under the FDA definition of biological products. Our biological products must be approved by the FDA through the BLA approval process before they may be legally marketed in the U.S. The process required by the FDA before biologics may be marketed in the U.S. generally involves the following:

●	completion of non-clinical laboratory tests, animal studies and formulation studies conducted according to good laboratory practice or other applicable regulations;
●	submission of an IND application;
●	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed biologic for its intended use or uses conducted in accordance with GCP;
●	submission to the FDA of a BLA after completion of all pivotal clinical trials;
●	FDA pre-approval inspection of manufacturing facilities and audit of clinical trial sites; and
●	FDA approval of a BLA.

The FDA has 60 days from its receipt of a BLA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in- depth review. The FDA has agreed to certain performance goals in the review of BLAs. Most applications for standard review biologics products are reviewed within twelve months of submission, and most applications for priority review biologics are reviewed within eight months of submission. The review process may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. Even if such additional information is submitted, the FDA may ultimately decide that the BLA does not satisfy the criteria for approval.

The FDA may also refer applications for novel biologics products or biologics products that present difficult questions of safety or efficacy, to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations.

Before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. The FDA may also inspect preclinical study sites to verify compliance with Good Laboratory Practice (“GLP”) requirements prior to approval. Additionally, the FDA will inspect the facility or the facilities at which the biologic product is manufactured. The FDA will not approve the BLA unless compliance with current good manufacturing practice (“cGMP”) requirements is satisfactory, and the BLA contains data that provide substantial evidence that the biologic is safe and effective for the indication studied. Manufacturers of biologics also must comply with the FDA’s general rules on biological products.

After the FDA evaluates the BLA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter outlines the deficiencies in the submission and may require substantial additional testing, including additional large-scale clinical testing or information in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included.

The cost of preparing and submitting a BLA is substantial. Furthermore, each BLA submission requires a user fee payment (approximately $2.9 million in fiscal year 2021), unless a waiver or exemption applies. Waiver of the fee may be sought on several grounds, including that the applicant is a small business submitting its first human drug application to the FDA for review, but there is no assurance we will qualify or receive a waiver if and when we file a BLA in the future. The manufacturer or sponsor of an approved BLA is also subject to annual establishment fees.

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An approval letter authorizes commercial marketing and distribution of the biologic with specific prescribing information for specific indications. As a condition of BLA approval, the FDA may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy and may impose other conditions, including labeling restrictions or other risk evaluation and mitigation strategies, which can materially affect the product’s potential market and profitability. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained, or problems or safety issues are identified following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, device components, or manufacturing processes or facilities, require submission and FDA approval of a new BLA or BLA supplement before the change can be implemented. A BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing BLA supplements as it does in reviewing BLAs.

Biosimilar Exclusivity

The Biologics Price Competition and Innovation Act of 2009 (BPCIA) creates an abbreviated approval pathway for biosimilar products. A biosimilar is a biological product that is highly similar to and has no clinically meaningful differences from an existing FDA-licensed reference product. Biosimilarity must be shown through analytical studies, animal studies, and at least one clinical study, absent a waiver. A biosimilar product may be deemed interchangeable with a prior licensed product if it is biosimilar and meets additional requirements under the BPCIA, including that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. An interchangeable product may be substituted for the reference product without the involvement of the prescriber.

A reference biologic is granted twelve years of exclusivity from the time of first licensure of the reference product, and no application for a biosimilar may be submitted for four years from the date of licensure of the reference product. The first biologic product submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product may obtain exclusivity against a finding of interchangeability for other biosimilars for the same condition or use for the lesser of (i) one year after the first commercial marketing of the first interchangeable biosimilar; (ii) eighteen months after the first interchangeable biosimilar is approved if there is no patent challenge; (iii) eighteen months after resolution of a lawsuit over the patents of the reference biologic in favor of the first interchangeable biosimilar applicant; or (iv) 42 months after the first interchangeable biosimilar’s application has been approved if a patent lawsuit is ongoing within the 42-month period.

Post-Marketing Requirements for FDA Regulated Products

Following approval of a new product, the company and the approved products are subject to continuing regulation by the FDA, state, and foreign regulatory authorities including, among other things, monitoring and record-keeping activities, reporting adverse experiences to the applicable regulatory authorities, providing regulatory authorities with updated safety and efficacy information, manufacturing products in accordance with cGMP requirements, product sampling, and distribution requirements, and complying with promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising and restrictions on promoting products for uses or in patient populations that are not consistent with the biological product’s approved labeling (known as “off-label use”), limitations on industry-sponsored scientific and educational activities, and requirements for promotional activities involving the internet, including social media. Although physicians may prescribe products for off-label uses, manufacturers may not market or promote such off-label uses. Modifications or enhancements to the product or its labeling or changes of the site of manufacture are often subject to the approval of the FDA and other regulators, who may or may not grant approval, or may engage in a lengthy review process.

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The FDA, state and foreign regulatory authorities have broad enforcement powers. Failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state, or foreign regulatory authorities, which may include the following:

●	untitled letters or warning letters;
●	fines, disgorgement, restitution, or civil penalties;
●	injunctions (e.g., total or partial suspension of production) or consent decrees;
●	product recalls, administrative detention, or seizure;
●	customer notifications or repair, replacement, or refunds;
●	operating restrictions or partial suspension or total shutdown of production;
●	delays in or refusal to grant requests for future product approvals or foreign regulatory approvals of new products, new intended uses, or modifications to existing products;
●	withdrawals or suspensions of FDA product marketing approvals or foreign regulatory approvals, resulting in prohibitions on product sales;
●	clinical holds on clinical trials;
●	FDA refusal to review pending or new applications in the event of issues concerning the integrity or reliability of supporting data;
●	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and
●	criminal prosecution.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition, and results of operations. Such actions by government agencies could also require us to expend a large amount of managerial and financial resources to respond to the actions. Any agency or judicial enforcement action could have a material adverse effect on us.

In the U.S., after a product is approved, its manufacture is subject to comprehensive and continuing regulation by the FDA. The FDA regulations require that products be manufactured in registered facilities and in accordance with cGMP. We have a facility for the production of clinical and commercial quantities of SkinTE in accordance with cGMP regulations. cGMP regulations require, among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct deviations from cGMP. For biological products like ours, cGMP also includes current good tissue practices to prevent the transmission of communicable diseases. These regulations also impose certain organizational, procedural, and documentation requirements with respect to manufacturing and quality assurance activities. Manufacturers and other entities involved in the manufacture and distribution of approved drugs, biologics, and medical devices are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMP and other laws. Accordingly, as a manufacturer we must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.

If in the future we elect to use a contract manufacturer, we will be responsible for the selection and monitoring of qualified firms and, in certain circumstances, suppliers to these firms. These firms and, where applicable, their suppliers are subject to inspections by the FDA at any time, and the discovery of violative conditions, including failure to conform to cGMP, could result in enforcement actions that can interrupt the operation of any such firm or result in restrictions on product supply, including, among other things, recall or withdrawal of the product from the market.

Newly-discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures.

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Reimbursement, Anti-Kickback and False Claims Laws, and Other Regulatory Matters

In the U.S., the research, manufacturing, distribution, sale, and promotion of drug and biological products are potentially subject to regulation by various federal, state, and local authorities in addition to the FDA, including the Centers for Medicare & Medicaid Services (“CMS”), other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency, state Attorneys General, and other state and local government agencies. For example, sales, marketing, and scientific/educational grant programs must comply when applicable with the federal Anti-Kickback Statute, the federal False Claims Act, the privacy regulations promulgated under HIPAA, and similar state laws. Pricing and rebate programs must comply with the Medicaid Drug Rebate Program requirements of the Omnibus Budget Reconciliation Act of 1990, as amended, and the Veterans Health Care Act of 1992, as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“MMA”) established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive regulatory approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-government payors.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality, and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of SkinTE. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sale of our product. If third-party payors do not consider SkinTE to be cost-effective compared to other available therapies, they may not cover our product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our product on a profitable basis.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug and biologics pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product, or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for our product. Historically, products launched in the European Union do not follow price structures of the U.S. and generally tend to be priced significantly lower than in the U.S.

In the U.S. we are subject to complex laws and regulations pertaining to healthcare “fraud and abuse,” including, but not limited to, the federal Anti-Kickback Statute, the federal False Claims Act, and other state and federal laws and regulations. The federal Anti-Kickback Statute makes it illegal for any person, or a party acting on its behalf, to knowingly and willfully solicit, receive, offer, or pay any remuneration that is intended to induce the referral of business, including the purchase, order, or prescription of a particular drug, or other good or service for which payment in whole or in part may be made under a federal healthcare program, such as Medicare or Medicaid. Violations of this law are punishable by up to five years in prison, criminal fines, administrative civil money penalties, and exclusion from participation in federal healthcare programs. In addition, many states have adopted laws similar to the federal Anti-Kickback Statute. Some of these state prohibitions apply to the referral of patients for healthcare services reimbursed by any insurer, not just federal healthcare programs such as Medicare and Medicaid. Due to the breadth of these federal and state anti-kickback laws, the absence of guidance in the form of regulations or court decisions and the potential for additional legal or regulatory change in this area, it is possible that our future sales and marketing practices or our future relationships with medical professionals might be challenged under fraud and abuse laws, which could harm us.

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The federal False Claims Act prohibits anyone from knowingly presenting, or causing to be presented, for payment to federal programs (including Medicare and Medicaid) claims for items or services, including drugs and biologics, that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Although we would not submit claims directly to payors, manufacturers can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. In addition, our future activities relating to the reporting of estimated prices for SkinTE, the reporting of prices used to calculate Medicaid rebate information, and other information affecting federal, state, and third-party reimbursement for our product, and the sale and marketing of SkinTE, are subject to scrutiny under this law. Penalties for a federal False Claims Act violation include three times the actual damages sustained by the government, plus mandatory civil penalties of between $11,181 and $22,363 for each separate false claim, the potential for exclusion from participation in federal healthcare programs and, although the federal False Claims Act is a civil statute, conduct resulting in a federal False Claims Act violation may also implicate various federal criminal statutes. If the government were to allege that we were, or convict us of, violating these false claims laws, we could be subject to a substantial fine. In addition, private individuals have the ability to bring actions under the federal False Claims Act and certain states have enacted laws modeled after the federal False Claims Act.

There are also an increasing number of state laws that require manufacturers to make reports to states on pricing and marketing information. Many of these laws contain ambiguities as to what is required to comply with the laws. In addition, as discussed below, a similar federal requirement requires manufacturers to track and report to the federal government certain payments made to physicians and teaching hospitals in the previous calendar year. These laws may affect our sales, marketing, and other promotional activities by imposing administrative and compliance burdens on us. In addition, given the lack of clarity with respect to these laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent state, and soon federal, authorities.

The failure to comply with regulatory requirements subjects companies to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a company to enter into supply contracts, including government contracts.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing facility; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our product; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

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Patient Protection and Affordable Care Act

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, collectively the PPACA, was enacted, which includes measures that have or will significantly change the way healthcare is financed by both governmental and private insurers. Among the provisions of the PPACA of greatest importance to the drug industry are the following:

●	The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the Department of Health and Human Services as a condition for states to receive federal matching funds for the manufacturer’s covered outpatient drugs furnished to Medicaid patients. Effective in 2010, the PPACA made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs and biologic agents to 23.1% of the Average Manufacturer Price (“AMP”) and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP. The PPACA also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization and by expanding the population potentially eligible for Medicaid drug benefits. The CMS have proposed to expand Medicaid rebate liability to the territories of the U.S. as well. In addition, the PPACA provides for the public availability of retail survey prices and certain weighted average AMPs under the Medicaid program. The implementation of this requirement by the CMS may also provide for the public availability of pharmacy acquisition of cost data, which could negatively impact our sales.

●	In order for a pharmaceutical product to receive federal reimbursement under the Medicare Part B and Medicaid programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the AMP and Medicaid rebate amounts reported by the manufacturer. The PPACA expanded the types of entities eligible to receive discounted 340B pricing, although, under the current state of the law, with the exception of children’s hospitals, these newly-eligible entities will not be eligible to receive discounted 340B pricing on orphan drugs when used for the orphan indication. In addition, as 340B drug pricing is determined based on AMP and Medicaid rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase.

●	The PPACA imposes a requirement on manufacturers of branded drugs and biologic agents to provide a 50% discount off the negotiated price of branded drugs dispensed to Medicare Part D patients in the coverage gap (i.e., “donut hole”).

●	The PPACA imposes an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, although this fee would not apply to sales of certain products approved exclusively for orphan indications.

●	The PPACA requires pharmaceutical manufacturers to track certain financial arrangements with physicians and teaching hospitals, including any “transfer of value” made or distributed to such entities, as well as any investment interests held by physicians and their immediate family members. Manufacturers are required to track this information and were required to make their first reports in March 2014. The information reported is publicly available on a searchable website.

●	As of 2010, a new Patient-Centered Outcomes Research Institute was established pursuant to the PPACA to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research. The research conducted by the Patient-Centered Outcomes Research Institute may affect the market for certain pharmaceutical products.

Risks Related to our Research & Development, Clinical, and Commercialization Activities

Our business and operations are subject to many risks and uncertainties as described below and in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (“2020 10-K”). However, the risks and uncertainties described below and in our 2020 10-K are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we may currently deem immaterial, may become important factors that could harm our business, financial condition, or results of operations. If any of the following risks or risks described in our 2020 10-K occur, our financial condition or results of operations could suffer. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

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Our product is subject to extensive regulation by the FDA or comparable foreign regulatory authorities, which can be costly and time consuming, cause unanticipated delays or prevent the receipt of the required approvals to commercialize our product.

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, export, marketing, and distribution of SkinTE is subject to extensive regulation by the FDA and other U.S. regulatory agencies, or comparable authorities in foreign markets. In the U.S. we are not permitted, directly or through others, to market our product until the FDA approves a BLA for SkinTE. Similar approval is required in foreign jurisdictions. The process of obtaining these approvals is expensive, often takes many years, and can vary substantially based upon the type, complexity and novelty of the product candidate involved. Approval policies or regulations may change and may be influenced by the results of other similar or competitive products, making it more difficult for us to achieve such approval in a timely manner or at all. Any guidance that may result from FDA advisory committee discussions may make it more expensive to develop and commercialize our product. In addition, as a company, we have not previously filed a BLA with the FDA or filed a similar application with other foreign regulatory agencies. This lack of experience may impede our ability to obtain FDA or other foreign regulatory agency approval in a timely manner, if at all, for our product.

Despite the time and expense invested, regulatory approval is never guaranteed. The FDA or comparable foreign authorities can delay, limit, or deny approval of a product candidate for many reasons, including:

●	a product candidate may not be deemed safe or effective;

●	agency officials of the FDA or comparable foreign regulatory authorities may not find the data from non-clinical or preclinical studies and clinical trials generated during development to be sufficient;

●	the FDA or comparable foreign regulatory authorities may not approve manufacturing processes or facilities; or

●	the FDA or a comparable foreign regulatory authority may change its approval policies or adopt new regulations.

Our inability to obtain these approvals would prevent us from commercializing our product.

The FDA regulatory approval process is lengthy and time-consuming, and we could experience significant delays in the clinical development and regulatory approval of our product.

We may experience delays in commencing and completing clinical trials for SkinTE. We do not know whether planned clinical trials will begin on time, need to be redesigned, enroll trial subjects on time, or be completed on schedule, if at all. Any of our future clinical trials may be delayed for a variety of reasons, including delays related to:

●	the availability of financial resources for us to commence and complete our planned clinical trials; reaching agreement on acceptable terms with prospective contract research organizations (“CROs”), and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

●	obtaining approval of each reviewing IRB;

●	obtaining regulatory approval for clinical trials in each country;

●	recruiting sufficient numbers of suitable trial subjects to participate in clinical trials;

●	competing priorities at clinical trial sites or departures of study investigators or personnel;

●	having trial subjects complete a clinical trial or return for post-treatment follow-up;

●	clinical trial sites deviating from trial protocol or dropping out of a trial;

●	adding new clinical trial sites;

●	developing one or more new formulations or routes of administration; or

●	manufacturing sufficient quantities of our product candidate for use in clinical trials.

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Trial subject enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the trial subject population, the proximity of trial subjects to clinical sites, the eligibility criteria for the clinical trial, the design of the clinical trial, competing clinical trials and clinicians, and trial subjects’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any therapies that may be approved for the indications we are investigating. In addition, significant numbers of trial subjects who enroll in our clinical trials may drop out during the clinical trials for various reasons. We endeavor to account for dropout rates in our trials when determining expected clinical trial timelines, but we cannot assure you that our assumptions are correct, or that trials will not experience higher numbers of dropouts than anticipated, which would result in the delay of completion of such trials beyond our expected timelines.

We could encounter delays if physicians encounter unresolved ethical issues associated with enrolling trial subjects in clinical trials of our product candidate in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, any reviewing IRB, the institutions in which such trial is conducted, the data monitoring committee for such trial, or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations, or administrative actions or lack of adequate funding to continue the clinical trial. If we experience suspension or termination of, or delays in the completion of, any clinical trial for our product, the commercial prospects for the product will be harmed, and our ability to generate product revenues will be delayed or diminished. In addition, any delays in completing our clinical trials will increase our costs, slow down our product development and approval process, and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, prospects, financial condition, and results of operations significantly. Furthermore, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of a product.

In connection with clinical trials, we face risks that:

●	IRBs may delay approval of, or fail to approve, a clinical trial at a prospective site;

●	there may be a limited number of, and significant competition for, suitable trial subjects for enrollment in the clinical trials;

●	there may be slower than expected rates of trial subject recruitment and enrollment;

●	trial subjects may fail to complete the clinical trials;

●	there may be an inability or unwillingness of trial subjects or medical investigators to follow our clinical trial protocols;

●	there may be an inability to monitor trial subjects adequately during or after treatment;

●	there may be termination of the clinical trials by one or more clinical trial sites;

●	unforeseen ethical or safety issues may arise;

●	conditions of trial subjects may deteriorate rapidly or unexpectedly, which may cause the trial subjects to become ineligible for a clinical trial or may prevent our product from demonstrating efficacy or safety;

●	trial subjects may die or suffer other adverse effects for reasons that may or may not be related to our product being tested;

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●	we may not be able to sufficiently standardize certain of the tests and procedures that are part of our clinical trials because such tests and procedures are highly specialized and involve a high degree of expertise;

●	a product candidate may not prove to be efficacious in all or some trial subject populations;

●	the results of the clinical trials may not confirm the results of earlier trials;

●	the results of the clinical trials may not meet the level of statistical significance required by the FDA or other regulatory agencies;

●	there may be data discrepancies or documentation issues in the clinical trials that raise questions about data integrity or reliability; and

●	a product candidate may not have a favorable risk/benefit assessment in the disease areas studied.

We cannot assure you that any future clinical trial for our product will be started or completed on schedule, or at all. Any failure or significant delay in completing clinical trials for our product would harm the commercial prospects for the product and adversely affect our financial results. Difficulties and failures can occur at any stage of clinical development, and we cannot assure you that we will be able to successfully complete the development and commercialization of our product in any indication.

Changes in funding for the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new products and services from being developed or commercialized in a timely manner, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including (i) government budget and funding levels, (ii) the ability to hire and retain key personnel and accept the payment of user fees, and (iii) statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed or approved by necessary government agencies, which would adversely affect its business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Even if we obtain and maintain regulatory approval for our product in one jurisdiction, we may never obtain regulatory approval for the product in any other jurisdiction, which would limit our market opportunities and adversely affect our business.

Obtaining and maintaining regulatory approval for our product in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in other jurisdictions. For example, even if the FDA grants marketing approval for SkinTE, comparable regulatory authorities in foreign countries must also approve the manufacturing, marketing, and promotion of the product in those countries. Approval procedures vary amongst jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials. In many countries outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that country. In some cases, the price that we intend to charge for our product is also subject to approval.

Regulatory authorities in countries outside of the United States also have requirements for approval of product candidates that we must comply with prior to marketing in those countries. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for us and could delay or prevent the introduction of our product in certain countries.

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Further, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not ensure approval in any other country, while a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory approval process in others. Also, regulatory approval for any product may be withdrawn. If we fail to comply with the regulatory requirements in international markets or fail to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product will be harmed, which would adversely affect our business, prospects, financial condition, and results of operations.

Even if any of our product candidates receive regulatory approval, our product candidates may still face future development and regulatory difficulties.

If our product receives regulatory approval, the FDA or comparable foreign regulatory authorities may still impose significant restrictions on the indicated uses or marketing of the product or impose ongoing requirements for potentially costly post-approval studies and trials or other risk mitigation measures. In addition, regulatory agencies subject a product, its manufacturer, and the manufacturer’s facilities to continual review and periodic inspections. If a regulatory agency discovers previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, any future licensee, or us, including requiring withdrawal of the product from the market. Our product candidates will also be subject to ongoing FDA or comparable foreign regulatory authorities’ requirements for the labeling, packaging, storage, advertising, promotion, record-keeping, and submission of safety and other post-market information on the drug. If our product fails to comply with applicable regulatory requirements, a regulatory agency may:

●	issue warning letters or other notices of possible violations;

●	impose civil or criminal penalties or fines or seek disgorgement of revenue or profits;

●	suspend any ongoing clinical trials;

●	refuse to approve pending applications or supplements to approved applications filed by us or our licensees;

●	withdraw any regulatory approvals;

●	impose restrictions on operations, including costly new manufacturing requirements, or shut down our manufacturing operations; or

●	seize or detain product or require a product recall.

The FDA and comparable foreign authorities actively enforce the laws and regulations prohibiting the promotion of off-label uses.

The FDA and comparable foreign authorities strictly regulate the promotional claims that may be made about drug and biological products, such as SkinTE, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or comparable foreign authorities as reflected in the product’s approved labeling. If we receive marketing approval for our product for our proposed indications, physicians may nevertheless use our products for their patients in a manner that is inconsistent with the approved label, if the physicians personally believe in their professional medical judgment that our products could be used in such manner.

However, if we are found to have promoted our products for any off-label uses, the federal government could levy civil, criminal, or administrative penalties, and seek to impose fines on us. Such enforcement has become more common in the industry. The FDA or comparable foreign authorities could also request that we enter into a consent decree or a corporate integrity agreement or seek a permanent injunction against us under which specified promotional conduct is monitored, changed, or curtailed. If we cannot successfully manage the promotion of our product, if approved, we could become subject to significant liability, which would materially adversely affect our business, financial condition, and results of operations.

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We, and any contract manufacturer we may engage in the future, are subject to significant regulation with respect to manufacturing our product. The manufacturing facilities on which we rely may not continue to meet regulatory requirements.

All entities involved in the preparation of therapeutics for clinical trials or commercial sale, including us and any contract manufacturer we may engage in the future, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in clinical trials must be manufactured in accordance with cGMP. These regulations govern manufacturing facilities, processes, and procedures and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes or facilities can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing. We or our contract manufacturers must supply all necessary documentation in support of a BLA or change in manufacturing site after a BLA is issued on a timely basis and must adhere to cGMP regulations enforced by the FDA or comparable foreign authorities through their facilities inspection program. The facilities and quality systems of our facility where we will manufacture SkinTE must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product. In addition, the regulatory authorities may, at any time, with or without cause, audit or inspect a manufacturing facility involved with the preparation of our product or the associated quality systems for compliance with the regulations applicable to the activities being conducted. If our facility does not pass a pre-approval plant inspection, regulatory approval of our product may not be granted or may be substantially delayed until any deficiencies are corrected to the satisfaction of the regulatory authority, if ever. If we engage contract manufacturers in the future we intend to oversee the contract manufacturers, but we cannot control the manufacturing process and will be completely dependent on our contract manufacturing partners for compliance with the regulatory requirements.

The regulatory authorities also may, at any time following approval of a product for sale, audit our facility or the manufacturing facilities of our third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly or time consuming for us or a third party to implement, and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business, financial condition, and results of operations.

If we or any of our third-party manufacturers fail to maintain regulatory compliance, the FDA or comparable foreign authorities can impose regulatory sanctions including, among other things, refusal to approve a pending application for a product candidate, withdrawal of an approval, or suspension of production. As a result, our business, financial condition, and results of operations may be materially and adversely affected.

Additionally, if supply from our facility or the facility of a future contract manufacturer is interrupted, an alternative manufacturer would need to be qualified through a BLA supplement, or equivalent foreign regulatory filing, which could result in further delay. The regulatory agencies may also require additional studies or trials if a new manufacturer is relied upon for commercial production. Switching manufacturing facilities may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.

These factors could cause us to incur higher costs and could cause the delay or termination of clinical trials, regulatory submissions, required approvals, or commercialization of our product. Furthermore, if our facility or future contract manufacturers fail to meet production requirements and we are unable to secure one or more replacement manufacturing facilities capable of production at a substantially equivalent cost, our clinical trials may be delayed or we could lose potential revenue.

If we fail to obtain and sustain an adequate level of reimbursement for our product by third-party payors, potential future sales would be materially adversely affected.

There will be no viable commercial market for our product, if approved, without reimbursement from third-party payors. Reimbursement policies may be affected by future healthcare reform measures. We cannot be certain that reimbursement will be available for our product. Additionally, even if there is a viable commercial market, if the level of reimbursement is below our expectations, our anticipated revenue and gross margins will be adversely affected.

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Third-party payors, such as government or private healthcare insurers, carefully review and increasingly question and challenge the coverage of and the prices charged for drugs. Reimbursement rates from private health insurance companies vary depending on the company, the insurance plan, and other factors. Reimbursement rates may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. There is a current trend in the U.S. healthcare industry toward cost containment.

Large public and private payors, managed care organizations, group purchasing organizations, and similar organizations are exerting increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Such third-party payors, including Medicare, may question the coverage of, and challenge the prices charged for, medical products and services, and many third-party payors limit coverage of or reimbursement for newly approved healthcare products. In particular, third-party payors may limit the covered indications. Cost-control initiatives could decrease the price we might establish for products, which could result in product revenues being lower than anticipated. If we are unable to show a significant benefit relative to existing therapies, Medicare, Medicaid, and private payors may not be willing to provide reimbursement for our product, which would significantly reduce the likelihood of our product gaining market acceptance.

We expect that private insurers will consider the efficacy, cost-effectiveness, safety, and tolerability of our product in determining whether to approve reimbursement and at what level. Obtaining these approvals can be a time consuming and expensive process. Our business, financial condition, and results of operations would be materially adversely affected if we do not receive approval for reimbursement of our product from private insurers on a timely or satisfactory basis. Limitations on coverage could also be imposed at the local Medicare carrier level or by fiscal intermediaries. Medicare Part D, which provides a pharmacy benefit to Medicare patients as discussed below, does not require participating prescription drug plans to cover all drugs within a class of products. Our business, financial condition, and results of operations could be materially adversely affected if Part D prescription drug plans were to limit access to, or deny or limit reimbursement of, our product.

Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. In many countries, the product cannot be commercially launched until reimbursement is approved. In some foreign markets, prescription drug pricing remains subject to continuing governmental control even after initial approval is granted. The negotiation process in some countries can be very long. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our products to other available therapies.

If the prices for our product are reduced or if governmental and other third-party payors do not provide adequate coverage and reimbursement of our product, our future revenue, cash flows, and prospects for profitability will suffer.

Current and future legislation may increase the difficulty and cost of commercializing our product and may affect the prices we may obtain if our product is approved for commercialization.

In the U.S. and some foreign jurisdictions, there have been a number of adopted and proposed legislative and regulatory changes regarding the healthcare system that could prevent or delay regulatory approval of our product, restrict or regulate post-marketing activities, and affect our ability to profitably sell our product.

In the U.S., the MMA changed the way Medicare covers and pays for pharmaceutical products. Cost reduction initiatives and other provisions of this legislation could limit the coverage and reimbursement rate that we receive for our product. While the MMA only applies to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

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The PPACA was intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry, and impose additional health policy reforms. The PPACA increased manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate amount for both branded and generic drugs and revised the definition of AMP, which may also increase the amount of Medicaid drug rebates manufacturers are required to pay to states. The legislation also expanded Medicaid drug rebates and created an alternative rebate formula for certain new formulations of certain existing products that is intended to increase the rebates due on those drugs. The CMS, which administer the Medicaid Drug Rebate Program, also proposed to expand Medicaid rebates to the utilization that occurs in the territories of the U.S., such as Puerto Rico and the Virgin Islands. Further, beginning in 2011, the PPACA imposed a significant annual fee on companies that manufacture or import branded prescription drug products and required manufacturers to provide a 50% discount off the negotiated price of prescriptions filled by beneficiaries in the Medicare Part D coverage gap, referred to as the “donut hole.” Legislative and regulatory proposals have been introduced at both the state and federal level to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products.

There have been prior public announcements by members of the federal government regarding their plans to repeal and replace the PPACA and Medicare. For example, the Tax Cuts and Jobs Act of 2017 eliminated the individual mandate requiring most Americans (other than those who qualify for a hardship exemption) to carry a minimum level of health coverage, effective January 1, 2019. We are not sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance, or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing approval testing and other requirements.

We are subject to “fraud and abuse” and similar laws and regulations, and a failure to comply with such regulations or prevail in any adverse claim or proceeding related to noncompliance could harm our business, financial condition, and results of operations.

In the U.S., we are subject to various federal and state healthcare “fraud and abuse” laws, including anti-kickback laws, false claims laws, and other laws intended, among other things, to reduce fraud and abuse in federal and state healthcare programs. The federal Anti-Kickback Statute makes it illegal for any person, including a drug manufacturer, or a party acting on its behalf, to knowingly and willfully solicit, receive, offer, or pay any remuneration that is intended to induce the referral of business, including the purchase, order, or prescription of a particular drug, or other good or service, for which payment in whole or in part may be made under a federal healthcare program, such as Medicare or Medicaid. Although we seek to structure our business arrangements in compliance with all applicable requirements, these laws are broadly written, and it is often difficult to determine precisely how the law will be applied in specific circumstances. Accordingly, it is possible that our practices may be challenged under the federal Anti-Kickback Statute.

The federal False Claims Act prohibits anyone from, among other things, knowingly presenting or causing to be presented for payment to the government, including the federal healthcare programs, claims for reimbursed drugs or services that are false or fraudulent, claims for items or services that were not provided as claimed, or claims for medically unnecessary items or services. Under the Health Insurance Portability and Accountability Act of 1996, we are prohibited from knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items, or services to obtain money or property of any healthcare benefit program. Violations of fraud and abuse laws may be punishable by criminal or civil sanctions, including penalties, fines, or exclusion or suspension from federal and state healthcare programs such as Medicare and Medicaid, and debarment from contracting with the U.S. government. In addition, private individuals have the ability to bring actions on behalf of the government under the federal False Claims Act as well as under the false claims laws of several states.

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Many states have adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not just governmental payors. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. There are ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement, we could be subject to penalties.

Neither the government nor the courts have provided definitive guidance on the application of fraud and abuse laws to our business. Law enforcement authorities are increasingly focused on enforcing these laws, and it is possible that some of our practices may be challenged under these laws. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. If we are found in violation of one of these laws, we could be subject to significant civil, criminal, and administrative penalties, damages, fines, exclusion from governmental funded federal or state healthcare programs, and the curtailment or restructuring of our operations. If this occurs, our business, financial condition, and results of operations may be materially adversely affected.

If we face allegations of noncompliance with the law and encounter sanctions, our reputation, revenues, and liquidity may suffer, and our product, if approved for commercialization, could be subject to restrictions or withdrawal from the market.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to generate revenues from our product, if approved for commercialization. If regulatory sanctions are applied or if regulatory approval is not granted or is withdrawn, our business, financial condition, and results of operations will be adversely affected. Additionally, if we are unable to generate revenues from product sales, our potential for achieving profitability will be diminished and our need to raise capital to fund our operations will increase.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated July 26, 2021, titled “PolarityTE Submits Investigational New Drug Application for SkinTE® in Chronic Cutaneous Ulcers.”
104	Cover Page Interactive Data File, formatted in Inline XBRL

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLARITYTE, INC.

Dated: July 26, 2021	/s/ Jacob Patterson
Jacob Patterson
Interim Chief Financial Officer

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